UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 1, 2005

Commission file number 1-13163

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

     On November 12, 2004, the Board of Directors approved revisions to the standard director compensation arrangements for non-employee directors. The revised arrangements, which are effective as of January 1, 2005, are described on Exhibit 99.1 attached hereto.

Section 9 - Financial Statements and Exhibitis

Item 9.01 Financial Statements and Exhibits
(c) Exhibits
99.1  Standard Director Compensation Agreements

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC. (Registrant)

Date: January 6, 2005	/s/ Matthew M. Preston Vice President and Associate General Counsel

Exhibit 99.1

STANDARD DIRECTOR COMPENSATION ARRANGEMENTS
EFFECTIVE JANUARY 1, 2005

     Employee directors do not receive additional compensation for serving on the Board of Directors. Each director who is not an employee of Yum receives an annual stock grant retainer with a fair market value of $100,000 and an annual grant of vested options to buy $125,000 worth of Yum common stock at a price equal to its fair market value on the date of grant. Directors may elect to receive up to one-half of their stock retainer in cash. Non-employee directors also receive a one-time stock grant with a fair market value of $25,000 on the date of grant upon joining the Board, distribution of which is deferred until termination from the Board. Directors may also defer payment of their retainers pursuant to the Directors Deferred Compensation Plan. Deferrals may not be made for less than one year. Yum also pays the premiums on directors' and officers' liability and business travel accident insurance policies. In recognition of the added duties of these chairs, the Chairperson of the Audit Committee receives an additional $15,000 stock retainer annually and the Chairperson of the Compensation Committee receives an additional $5,000 stock retainer annually.